EXHIBIT 3.3

                              SPECTRE GAMING, INC.

                            ARTICLES OF AMENDMENT OF
                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                                       OF
               SERIES B VARIABLE RATE CONVERTIBLE PREFERRED STOCK


      THE UNDERSIGNED Chief Financial Officer of Spectre Gaming, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following Articles of Amendment of Certificate of Designation of Preferences, Rights and Limitations of Series B Variable Rate Convertible Preferred Stock of the Corporation were authorized and adopted by the Corporation's board of directors on September 28, 2005, pursuant to Sections 302A.401, 302A.135 and 302A.133 of the Minnesota Business Corporation Act, and prior to the issuance of any shares of capital stock the rights and preferences of which were fixed by the Certificate of Designation of Preferences, Rights and Limitations of Series B Variable Rate Convertible Preferred Stock.

      1. The name of the Company is Spectre Gaming, Inc.

      2. Section 4 of the Certificate of Designation of Preferences, Rights and Limitations of Series B Variable Rate Convertible Preferred Stock of the Corporation is hereby amended to read in entirety as follows:

            Section 4. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, by merger, consolidation or otherwise, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

      3. These Articles of Amendment of Certificate of Designation of Preferences, Rights and Limitations of Series B Variable Rate Convertible Preferred Stock have been adopted pursuant to the Minnesota Business Corporation Act.


                              *    *    *    *    *

      IN WITNESS WHEREOF, the undersigned has set his hand to these Articles of Amendment of Certificate of Designation of Preferences, Rights and Limitations of Series B Variable Rate Convertible Preferred Stock on this 26th day of October, 2005.


                                           SPECTRE GAMING, INC.:


                                           /s/ Brian Niebur
                                           -------------------------------------
                                           BRIAN NIEBUR, Chief Financial Officer